Exhibit 99.1

NEWS RELEASE

Valvoline Inc. Reports Strong First Quarter Fiscal 2017 Financial Results and Raises Full-Year Outlook

January 26, 2017

Net income growth of 11 percent, operating income growth of 25 percent
●	Reported net income of $72 million and reported earnings per diluted share (EPS) of $0.35
●	Adjusted EPS of $0.35, up 9 percent
●	Reported operating income of $120 million
●	EBITDA from operating segments (Core North America, Quick Lubes and International) grew 8 percent to $109 million
●	Lubricant volume growth of 7 percent to 43.1 million gallons
●	Valvoline Instant Oil ChangeSM (VIOC) system-wide same-store sales (SSS) growth of 9.0 percent
●	Expects full-year adjusted EPS of $1.36-$1.43, an increase from prior guidance

LEXINGTON, Ky. – Valvoline Inc. (NYSE: VVV), a leading supplier of premium branded lubricants and automotive services, today announced financial results for the fiscal first quarter ended December 31, 2016.

ValvolineTM results were driven by growth in premium product sales, the increase in VIOC stores versus prior year, exceptional performance in SSS and continued volume growth in international markets.

Reported first-quarter EPS of $0.35 was up 3 cents compared to the same period last year. Adjusted EPS of $0.35 was also up 3 cents year over year, with 2 cents due to improvements across the operating segments. The remaining 1 cent was due to certain items related to the separation from Ashland, including the transfer of postretirement plans which generated income resulting in a 4 cent benefit versus prior year period and interest expense related to the creation of Valvoline's new capital structure which resulted in a 3 cent decline.

To aid in the understanding of Valvoline's ongoing business performance, certain items in this news release are presented on an adjusted basis. For a reconciliation of non-GAAP data (which are defined in the paragraph "Use of Non-GAAP Measures"), refer to tables 7, 8 and 9 in this news release.

Adjusted first-quarter earnings excluded the gain on other postretirement plan remeasurement and separation costs, which combined had no net material impact. Prior year results included no adjustments.

“I am very pleased with our first quarter results, as each of our segments delivered solid year-over-year volume gains. While overall industry trends have been favorable recently, our teams continue to outperform the market,” said Chief Executive Officer Sam Mitchell. “Disciplined margin management and strong performance from our two growth engines, Quick Lubes and International, drove better-than-expected profitability for the quarter. This performance gives us a great start to our first year as a public company.”

Operating Segment Results

Core North America

●	Lubricant volume grew 2% to 24.1 million gallons
●	Premium mix increased 410 basis points to 43.8%
●	Operating income declined 4% to $51 million, EBITDA declined 5% to $54 million

The segment volume increase was the result of share gains and timing of promotional campaigns. The EBITDA decline was largely the result of modestly lower unit margins versus prior year. As previously announced, Valvoline implemented price increases across all channels during the first quarter of this year in order to offset the base oil cost increases announced in the latter half of fiscal year 2016. The first half of fiscal 2016 benefited from a positive lag effect, as the result of declining raw material costs.

Quick Lubes

●	VIOC SSS increased 9.0% overall, 9.5% for company-owned stores, 8.9% for franchised stores
●
Operating income grew 26% to $29 million, EBITDA grew 26% to $34 million, with approximately half of the increase in EBITDA coming from the former Oil Can Henry’s stores, which were acquired in February 2016

●	VIOC ended the quarter with 1,076 stores, an increase of 8 during the quarter. This is an increase of 120 stores over prior year Q1, 89 of which came from Oil Can Henry’s.

The Quick Lubes operating segment had an outstanding quarter, reflecting continued execution of our SuperProTM model, the effectiveness of our digital marketing tools, solid customer retention at VIOC and the performance of the former Oil Can Henry’s stores. Improvements in SSS growth were primarily due to an increased number of transactions in the quarter, driven by continued success of our customer acquisition and retention tools. In addition, SSS was positively impacted by an additional sales day and favorable weather versus prior year.

On January 4, Valvoline Inc. announced a definitive agreement to acquire 28 quick-lube stores from Time-It Lube, expanding VIOC’s presence in east Texas and marking its entry into Louisiana, accelerating the expansion of our store network. The acquisition is expected to be completed in the fiscal second quarter.

International

●	Lubricant volume grew 12% to 13.7 million gallons
●	Emerging markets volume (including unconsolidated joint ventures) grew 16%; mature markets volume increased by 8%
●	Operating income grew 25% to $20 million, EBITDA increased 24% to $21 million

The International operating segment delivered broad-based volume growth across both emerging and mature markets. Volume gains were driven by a combination of ongoing market penetration, as well as growth in the heavy duty market.

The increase in EBITDA versus prior year reflects volume, sales and margin growth, as well as an increase in joint venture equity and royalty income of $2 million.

Balance Sheet and Cash Flow

●
Total debt of $740 million, excluding capital lease obligations and including $75 million from our new accounts receivable securitization facility, which was used to repay our term loan by an equivalent amount

●	Net debt of $504 million
●	Cash provided by operating activities of $88 million, an increase of $48 million from prior year
●	Free cash flow of $79 million

Free cash flow in the quarter was up $44 million over prior year. The increase was primarily driven by the timing of cash settlements of separation-related working capital accounts.

Fiscal 2017 Outlook

“Our strong performance in the first quarter and our ability to manage margins give us confidence that we will deliver full-year results above our prior expectations, and as a result we are raising our full-year EPS guidance,” Mitchell said. “The business has good momentum and we are well positioned for driving faster growth.”

The company expects Ashland to distribute its 83 percent stake in Valvoline following the release of fiscal Q2 earnings by both companies, subject to market conditions and other factors.

Fiscal 2017 updated full-year expectations:

	Updated Outlook	Prior Outlook
Operating Segments
• Lubricant gallons	3-5%	2-3%
• Revenues	4-7%	3-5%
• New stores
o VIOC company-owned	31-33 28 acquired, 3-5 new builds	5-10 new builds
o VIOC franchised	no change	15-25
• VIOC same-store sales	5-7%	3-5%
• EBITDA from operating segments	$440-$455 million	$435 million at mid-point of previous range
Corporate Items
• Pension income	$70 million	$66 million
• One-time separation-related expenses	no change	$25-$30 million
• Diluted adjusted earnings per share	$1.36-$1.43	$1.31-$1.41
• Capital expenditures	no change	$70-$80 million
• Free cash flow	$130-$150 million	$90-$100 million

For second-quarter fiscal 2017, Valvoline anticipates EBITDA from operating segments of $106-$111 million.

Conference Call Webcast

Valvoline will host a live audio webcast of its first-quarter fiscal 2017 conference call at 8 a.m. EST on Friday, January 27, 2017. The webcast and supporting materials will be accessible through Valvoline’s website at http://investors.valvoline.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Initial Public Offering (IPO) and Basis of Presentation

In September 2016, in connection with the IPO, Ashland Inc. contributed the capital stock of its business unit Valvoline to Valvoline Inc., which continues to be a controlled, public subsidiary of Ashland. Prior to this time, Ashland held substantially all of the assets and liabilities related to Valvoline’s current business.

The financial statements for periods presented prior to the IPO were prepared on a stand-alone basis, derived from Ashland’s consolidated financial statements and accounting records using the historical results of operations, and assets and liabilities attributed to Valvoline’s operations, including allocations of expenses from Ashland. For periods following the IPO, Valvoline was transferred various assets and liabilities from Ashland and has been operating as a stand-alone business with arms-length transition service agreements with Ashland. Our consolidated and segment results for periods prior to the IPO are not necessarily indicative of our future performance and do not reflect what our financial performance would have been had we been a stand-alone public company during the periods presented.

Use of Non-GAAP Measures

In addition to our net income determined in accordance with U.S. GAAP, we evaluate operating performance using certain non-GAAP measures including adjusted income measures such as EBITDA, which we define as our net income, plus income tax expense (benefit), net interest and other financing expenses, and depreciation and amortization, and adjusted EBITDA, which we define as EBITDA adjusted for unusual, non-operational or restructuring-related activities, such as losses (gains) on pension and other postretirement plan remeasurement and separation costs. We define EBITDA from operating segments as operating income from Core North America, Quick Lubes and International segments plus depreciation and amortization. These measures are not prepared in accordance with U.S. GAAP. Management believes the use of non-GAAP measures on a consolidated and reportable segment basis assists investors in understanding the ongoing operating performance of our business by presenting comparable financial results between periods. The non-GAAP information provided is used by our management and may not be comparable to similar measures disclosed by other companies, because of differing methods used by other companies in calculating EBITDA and adjusted EBITDA. EBITDA and adjusted EBITDA provide a supplemental presentation of our operating performance on a combined and reportable segment basis. We have also given prospective guidance using non-GAAP measures, determined in the same way described above, but have decided it is not practicable to reconcile that information.

We use free cash flow as an additional non-GAAP metric of cash flow generation. By deducting capital expenditures from operating cash flows, we are able to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders, as well as other investment opportunities. Unlike cash flow from operating activities, free cash flow includes the impact of capital expenditures, providing a more complete picture of cash available to capital providers. Free cash flow has certain limitations, including that it does not reflect adjustments for certain non-discretionary cash flows, such as allocated costs. The amount of mandatory versus discretionary expenditures can vary significantly between periods. Our results of operations are presented based on our management structure and internal accounting practices. The structure and practices are specific to us; therefore, our financial results and free cash flow are not necessarily comparable with similar information for other comparable companies. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as an alternative to, or more meaningful than, cash flows provided by operating activities as determined in accordance with U.S. GAAP. Because of these limitations, you should rely primarily on cash flows provided by operating activities as determined in accordance with U.S. GAAP and use free cash flow only as a supplement.

About ValvolineTM

Valvoline Inc. (NYSE: VVV) is a leading worldwide producer and distributor of premium-branded automotive, commercial and industrial lubricants, and automotive chemicals. In 2016, it ranked as the #2 quick-lube chain by number of stores and #3 passenger car motor oil brand in the DIY market by volume in the United States. The brand operates and franchises more than 1,070 Valvoline Instant Oil ChangeSM centers in the United States. It also markets ValvolineTM lubricants and automotive chemicals; MaxLifeTM lubricants created for higher-mileage engines, SynPowerTM synthetic motor oil; and ZerexTM antifreeze. Visit www.valvoline.com to learn more.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Valvoline has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. In addition, ValvolineTM may, from time to time, make forward-looking statements in its annual report, quarterly reports and other filings with the Securities and Exchange Commission (“SEC”), news releases and other written and oral communications. These forward-looking statements are based on Valvoline’s current expectations and assumptions regarding, as of the date such statements are made, Valvoline’s future operating performance and financial condition, including Valvoline’s separation from Ashland (the “Separation”), the expected timetable for Ashland’s potential distribution of its remaining Valvoline common stock to Ashland shareholders (the “Stock Distribution”) and Valvoline’s future financial and operating performance, strategic and competitive advantages, leadership and future opportunities, as well as the economy and other future events or circumstances. Valvoline’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: demand for Valvoline’s products and services; sales growth in emerging markets; the prices and margins of Valvoline’s products and services; the strength of Valvoline’s reputation and brand; Valvoline’s ability to develop and successfully market new products and implement its digital platforms; Valvoline’s ability to retain its largest customers; potential product liability claims; achievement of the expected benefits of the Separation; Valvoline’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Valvoline’s future cash flows, results of operations, financial condition and Valvoline’s ability to repay debt) and other liabilities; operating as a stand-alone public company; Valvoline’s ongoing relationship with Ashland; failure, caused by Valvoline, of Ashland’s Stock Distribution of Valvoline common stock to Ashland shareholders to qualify for tax-free treatment, which may result in significant tax liabilities to Ashland for which Valvoline may be required to indemnify Ashland; and the impact of acquisitions and/or divestitures Valvoline has made or may make (including the possibility that Valvoline may not realize the anticipated benefits from such transactions). These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including, without limitation, risks and uncertainties affecting Valvoline that are described in its most recent Form 10-K (including in Item 1A Risk Factors and “Use of estimates, risks and uncertainties” in Note 2 of Notes to Consolidated Financial Statements) filed with the SEC, which is available on Valvoline’s website at http://investors.valvoline.com/sec-filings. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this news release may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although Valvoline believes that the expectations reflected in these forward-looking statements are reasonable, Valvoline cannot guarantee that the expectations reflected herein will be achieved. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by Valvoline or any other person that Valvoline will achieve its objectives and plans in any specified time frame, or at all. These forward-looking statements speak only as of the date of this news release. Except as required by law, Valvoline assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

All forward-looking statements attributable to Valvoline are expressly qualified in their entirety by these cautionary statements as well as others made in this news release and hereafter in Valvoline’s other SEC filings and public communications. You should evaluate all forward-looking statements made by Valvoline in the context of these risks and uncertainties.

Financial results are preliminary until Valvoline’s Form 10-Q is filed with the SEC.

TM Trademark, Valvoline or its subsidiaries, registered in various countries
SM Service mark, Valvoline or its subsidiaries, registered in various countries

FOR FURTHER INFORMATION:

Investor Relations:
Sean T. Cornett
+1 (859) 357-2798
scornett@valvoline.com

Media Relations:
Valerie Schirmer
+1 (859) 357-3235
vschirmer@valvoline.com

Valvoline Inc. and Consolidated Subsidiaries STATEMENTS OF CONSOLIDATED INCOME (In millions except per share data - preliminary and unaudited)	Table 1

	Three months ended December 31
	2016	2015
Sales	$489	$456
Cost of sales (a)	304	280
GROSS PROFIT	185	176
Selling, general and administrative expense (b)	95	87
Non-service income and gains on pension and other postretirement plans	(26)	(2)
Separation costs	6	-
Equity and other income	(10)	(5)
OPERATING INCOME	120	96
Net interest and other financing expense	10	-
INCOME BEFORE INCOME TAXES	110	96
Income tax expense	38	31
NET INCOME	$72	$65

BASIC AND DILUTED EARNINGS PER SHARE	$0.35	$0.32

BASIC AND DILUTED COMMON SHARES OUTSTANDING	205	205

(a)	Includes approximately $2 million of non-service pension and other postretirement plan income for the three months ended December 31, 2015.
(b)	Includes approximately $20 million of corporate expenses allocated from Ashland for the three months ended December 31, 2015.

Valvoline Inc. and Consolidated Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (In millions - preliminary and unaudited)	Table 2

	December 31 2016	September 30 2016
ASSETS
Current assets
Cash and cash equivalents	$236	$172
Accounts receivable	353	363
Inventories	141	139
Other assets	29	56
Total current assets	759	730
Noncurrent assets
Property, plant and equipment
Cost	739	727
Accumulated depreciation	408	403
Net property, plant and equipment	331	324
Goodwill and intangibles	270	267
Equity method investments	30	26
Deferred income taxes	386	389
Other assets	89	89
Total noncurrent assets	1,106	1,095

Total assets	$1,865	$1,825

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt	$75	$-
Current portion of long-term debt	15	19
Trade and other payables	146	177
Accrued expenses and other liabilities	257	204
Total current liabilities	493	400
Noncurrent liabilities
Long-term debt	650	724
Employee benefit obligations	854	886
Deferred income taxes	2	2
Other liabilities	152	143
Total noncurrent liabilities	1,658	1,755

Stockholders’ (deficit) equity	(286)	(330)

Total liabilities and stockholders’ (deficit) equity	$1,865	$1,825

Valvoline Inc. and Consolidated Subsidiaries STATEMENTS OF CONSOLIDATED CASH FLOWS (In millions - preliminary and unaudited)	Table 3

	Three months ended December 31
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$72	$65
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	9	9
Debt issuance cost amortization	1	-
Equity income from affiliates	(4)	(3)
Distributions from equity affiliates	-	4
Pension contributions	(3)	(1)
Gain on pension and other postretirement plan remeasurements	(8)	-
Stock-based compensation expense	1	-
Change in operating assets and liabilities (a)	20	(34)
Total cash provided by operating activities	88	40

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(9)	(5)
Purchase of operations, net of cash acquired	-	(4)
Other investing activities	(1)	-
Total cash used in investing activities	(10)	(9)

CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers to parent	(2)	(31)
Proceeds from borrowings	75	-
Repayments on borrowings	(79)	-
Cash dividends paid	(10)
Total cash used in financing activities	(16)	(31)
Effect of currency exchange rate changes on cash and cash equivalents	2	-
INCREASE IN CASH AND CASH EQUIVALENTS	64	-
Cash and cash equivalents - beginning of period	172	-
CASH AND CASH EQUIVALENTS - END OF PERIOD	$236	$-

(a)	Excludes changes resulting from operations acquired or sold.

Valvoline Inc. and Consolidated Subsidiaries FINANCIAL INFORMATION BY OPERATING SEGMENT (In millions - preliminary and unaudited)	Table 4

	Three Months Ended December 31
	2016				2015
	Sales	Operating Income	Depreciation and amortization	EBITDA	Sales	Operating income	Depreciation and amortization	EBITDA
Core North America	$237	$51	$3	$54	$241	$53	$4	$57
Quick Lubes	127	29	5	34	100	23	4	27
International	125	20	1	21	115	16	1	17
Total operating segments	$489	$100	$9	$109	$456	$92	$9	$101
Unallocated and other (a)		20		20		4		4
Total results	$489	$120	$9	$129	$456	$96	$9	$105
Key items:
Gains on pension and other postretirement plan remeasurements		(8)		(8)		-		-
Separation costs		6		6		-		-
Adjusted results	$489	$118	$9	$127	$456	$96	$9	$105

(a) Unallocated and other includes non-service pension and other postretirement plan income, separation costs and certain other corporate costs.

Valvoline Inc. and Consolidated Subsidiaries INFORMATION BY OPERATING SEGMENT (In millions - preliminary and unaudited)	Table 5

	Three months ended December 31
	2016	2015
CORE NORTH AMERICA
Lubricant sales (gallons)	24.1	23.6
Premium lubricants (percent of U.S. branded volumes)	43.8%	39.7%
Gross profit as a percent of sales (a)	40.9%	41.4%
QUICK LUBES
Lubricant sales (gallons)	5.3	4.6
Premium lubricants (percent of U.S. branded volumes)	58.6%	55.8%
Gross profit as a percent of sales (a)	40.1%	40.5%
Valvoline operated same-store sales	9.5%	5.6%
Franchised same store sales	8.9%	7.8%
INTERNATIONAL
Lubricant sales (gallons) (b)	13.7	12.2
Lubricant sales (gallons), including unconsolidated joint ventures	23.0	20.3
Premium lubricants (percent of lubricant volumes)	27.4%	28.7%
Gross profit as a percent of sales (a)	30.7%	30.0%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales divided by sales.
(b)	Excludes volumes from unconsolidated joint ventures.

Valvoline Inc. and Consolidated Subsidiaries QUICK LUBES STORE INFORMATION (Preliminary and unaudited)	Table 6

	Three months ended December 31
	2016			2015
	Company-owned	Franchise	Total VIOC Stores	Company-owned	Franchise	Total VIOC Stores
Beginning of period	342	726	1,068	279	663	942
Opened	-	10	10	-	11	11
Acquired	-	-	-	4	-	4
Conversions between company-owned and franchise	5	(5)	-	-	-	-
Closed/Relocated	-	(2)	(2)	(1)	-	(1)
End of period	347	729	1,076	282	674	956

		December 31 2016	September 30 2016	June 30 2016	March 31 2016	December 31 2015
Number of Express Care locations at end of period		353	347	341	340	331

Valvoline Inc. and Consolidated Subsidiaries RECONCILIATION OF NON-GAAP DATA - NET INCOME AND DILUTED EARNINGS PER SHARE (In millions, except per share data - preliminary and unaudited)	Table 7

	Three months ended December 31
	2016	2015
OPERATING INCOME (LOSS)
*Gains on pension and other postretirement plan remeasurements	$8	$-
*Separation costs	(6)	-
All other operating income	118	96
Operating income	120	96

NET INTEREST AND OTHER FINANCING EXPENSE
Net interest and other financing expense	10	-

INCOME TAX EXPENSE
Income tax expense of key items*	1	-
All other income tax expense	37	31
	38	31
NET INCOME	$72	$65

BASIC AND DILUTED EARNINGS PER SHARE	$0.35	$0.32
Diluted earnings per share impact from key items	-	-
ADJUSTED DILUTED EARNINGS PER SHARE FROM NET INCOME	$0.35	$0.32

* These items are considered “key items.”

Valvoline Inc. and Consolidated Subsidiaries RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA (In millions - preliminary and unaudited)	Table 8

	Three months ended December 31
	2016	2015
Adjusted EBITDA - Valvoline
Net income	$72	$65
Add:
Income tax expense	38	31
Net interest and other financing expense	10	-
Depreciation and amortization	9	9
EBITDA	129	105
Separation costs	6	-
Gains on pension and other postretirement plan remeasurements	(8)	-
Adjusted EBITDA	$127	$105

EBITDA - Core North America
Operating Income	$51	$53
Add:
Depreciation and amortization	3	4
EBITDA	$54	$57

EBITDA - Quick Lubes
Operating Income	$29	$23
Add:
Depreciation and amortization	5	4
EBITDA	$34	$27

EBITDA - International
Operating Income	$20	$16
Add:
Depreciation and amortization	1	1
EBITDA	$21	$17

Adjusted EBITDA - Unallocated and Other
Operating Income	$20	$4
Add:
Depreciation and amortization	-	-
EBITDA	20	4
Separation costs	6	-
Gains on pension and other postretirement plan remeasurements	(8)	-
Adjusted EBITDA	$18	$4

Valvoline Inc. and Consolidated Subsidiaries RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW (In millions - preliminary and unaudited)	Table 9

	Three months ended December 31
Free cash flow (a)	2016	2015
Total cash flows provided by operating activities	$88	$40
Less:
Additions to property, plant and equipment	(9)	(5)
Free cash flows	$79	$35

(a) Free cash flow is defined as cash flows provided by operating activities less additions to property, plant and equipment.